SUPPLEMENTAL AGREEMENT No. 1
TO MASTER SERVICE AGREEMENT

This Supplemental Agreement No. 1 ("Supplement") is made this 2nd day of July 2010 ("Effective Date") between PGS Data Processing, Inc. ("PGS") and SCS Corporation, a Delaware corporation, and a wholly owned subsidiary of Hyperdynamics Corporation ("Company"). This Supplement along with Attachments A-C supplements and forms a part of that certain Master Service Agreement for Geophysical Data Processing Services between PGS and Company effective on __ July 2010 ("Master Agreement"). PGS and Company are referred to also collectively as the "Parties" and individually as a "Party."

The Parties agree as follows:

1. <u>Incorporation by Reference</u>. The Master Agreement is incorporated into this Supplement by reference for all purposes. Terms not defined in this Supplement shall have the meaning given such terms in the Agreement. This Supplement shall include the attached Attachments A-C.

2. <u>Nature of Services</u>. PGS shall perform 3D seismic PSTM and PSDM data processing services in accordance with the specifications set forth in this Supplement ("Services"). Details of the Services are set forth in this Supplement.

3. <u>Project Area</u>: See attachment B. **Seismic data processing through Pre Stack Time and Depth of 3500 square kilometers full-fold area in the Offshore Republic of Guinea.**

Figure 1: Approximate Location of Surveys


Kilometers
0 12.525 50 75 100
Hyperdynamics Corp.
Exploration Block
Republic of Guinea
Guinea
Original Exploration Block Boundary
Area within which 3D surveys will be shot
GU-2B-1 well
(1977)
WGS84_UTM_Z28N

4. Prices and Charges: Currency of Payment. The rates and charges for the Services are set forth in this Supplement. Such prices and rates are stated in Dollars of the United States of America ("U.S."), and payment shall be due in U.S. Dollars.

5. NOTICES

In addition to those specified in the Master Agreement, the following persons are designated to receive notices for the Parties at the indicated addresses:

Company
SCS CORP.
12012 Wickchester Lane, Suite 475
Houston,Texas,77079
Attn: Stephen F. Barrett
Phone: 713-353-9408
Fax: 713-353-9421
Email: sbarrett@hyperdynamics.com

PGS
ATTN: Laurent Houy
15150 Memorial Drive
Houston, Texas 77079
Phone: 281-509-8000
Fax: 281-509-8091
Email: Laurent.houy@pgs.com

6. INFORMATION -- DELIVERY OF DATA

The following persons are designated to receive Data and information for the Parties at the indicated addresses:

Company
Attn: Stephen F. Barrett
Phone: 713-353-9408
Fax: 713-353-9421
Email: sbarrett@hyperdynamics.com

Attn: Edward R Shaw
Phone: 281-687-7191 (cell)
Fax: 713-353-9421
Email: eshaw@hyperdynamics.com

Attn: Michael Coley
Phone: 713-353-9415
Fax: 713-353-9421
Email: mcoley@hyperdynamics.com

PGS
ATTN: Henry Rojas
5150 Westway Park Blvd., Suite 120
Houston, Texas 77041
Phone: 281-509-8528
Fax: 281-509-8083
Email: henry.rojas@pgs.com

7. Ownership & Special Handling. The Data is being acquired by PGS Marine and PGS Marine assumes responsibility for establishing backup copies of all Data and responsibility for all Data delivery to Company pursuant to the terms of the Master Agreement. This expressly includes the shipment and delivery of Data from the vessel to the PGS' processing center in Houston, TX. The Data is owned by Company and concurrently being acquired by PGS.

8. Cost (all prices are exclusive of taxes):

   Please refer to the Attachments

9. Invoices and timing:

   Actual invoicing will be performed according to the completion of services as detailed in the Attachment and according to the schedule also detailed in the Attachment to this Supplement. Invoices are due net thirty (30) days. Timing delays will be notified to the Company as soon as practicable and proactive means of overcoming those delays will be reported at the same time.

10. Attachments A-C: Attachments A-C attached to this Supplement shall be incorporated by reference into this Supplement.

The Parties have executed this Supplement as of the Effective Date.

Company

By: [signature]

Name: RAY LEONARD

Title: PRESIDENT & CEO

Date: JULY 2, 2010

PGS

By: [signature]

Name: PETER WIJNEN

Title: VP DATA PROCESSING NSA

Date: July 12, 2010

ATTACHMENT A

1. Scope
2. Data Processing General description
3. PreStack Time Processing proposed sequence
4. Pre Stack Depth Processing proposed sequence
5. Deliverables
6. Final report
7. Compensation
8. Invoicing

ATTACHMENT B

OBJECTIVES AND MAP OUTLINE

ATTACHMENT C

PROPOSED PROCESSING SUMMARY SCHEDULE

ATTACHMENT A

to

Supplemental Agreement Number 1

Between PGS and SCS Corporation

1. SCOPE – AREA DEFINITION AND SURVEY START

Concerning:	Supply of Geophysical Data Processing Services.
Country of survey:	Republic of Guinea
Survey type:	Processing of 3D marine seismic data
Program Area(s):	3500km^2 (full fold) The survey will consist of 3500 square kilometer full-fold area. The survey area is in water depths ranging from 75m to 3000m.
Program size:	3D seismic program consisting of 2 non-contiguous programs; one forms a 1500 km^2 square with approximate dimensions 38.5 km x 38.5 km full fold, one forms a 2000 km^2 rectangle with approximate dimensions 35 km x 57 km full fold with acquisition of the rectangular program along the long axis.
Start Date:	The Processing will commence as close as possible to the start date of acquisition operations as soon as data arrives at the processing center.

2. SEISMIC DATA PROCESSING

a) General

PGS shall provide a complete Seismic Processing Data Service. The Services shall cover the processing of offshore seismic data. The Service shall include but not necessarily be limited to the provision of personnel, equipment and materials and such other services as are specified herein.

PGS is offering seismic data processing to final 3D Pre-Stack Time and Depth Migration. The processing will be performed entirely at its on-shore processing facility. The onshore processing facility is located in Houston, Texas in order to facilitate open and rapid communication. PGS will provide processing concurrently with data acquisition in order to minimize the overall turnaround time.

PGS is aware of the presence of a limited number of steep sided (up to 30 degrees) sea floor canyons which give rise to imaging problems.

b) Personnel

PGS shall provide a dedicated processing team with experience and training in seismic data processing. All personnel in the processing team will be approved by the Company. The location of the team will be onshore, with the goal of obtaining the highest quality product possible while minimizing turnaround time.

Assigned Personnel

The following Personnel will be assigned to the project:

Quoi T. Truong

32 years of experience in Seismic Data Processing Marine 3D, Ocean Bottom Cable and AVO. Strong experience in Deep Water Areas from Gulf of Mexico and Offshore Brazil.

Edmond Shu Ching Chan

28 years experience of data processing, both marine and land, in the seismic exploration industry.

Chadwick Hintz

Four years experience in marine seismic data processing.

Michael Martino

Mic has over 16 years experience in all aspects of Data Processing (Westwern-Geco and CGGV), the last five in Advanced Depth processing techniques. He will head up the Depth processing group that will handle these projects.

Mark Lahr

Mark will be the interpreter assigned to the project. He has experience in interpretation from multiple exploration basins around the world.

The following personnel will not be specifically assigned to the project, but will assist materially with technical advice, operationally or in a senior managerial position.

Name	Job Title	Main Responsibilities
Sergio Franck	Manager – Time Processing	Overall responsibility for time Processing in Houston
Jack Kinkead	Time Area Geophysicist	Technical advice and support
Gary Patton	Time Senior Geophysicist	Time velocity QC

c) Equipment and Materials

PGS shall provide and maintain in good order as and when required by the Company such equipment as is necessary to provide the Service and also provide all materials necessary for the performance of the Service.

PGS Processing Center Location and Facilities

Global Data Centre Capacity

The processing will be conducted at our Houston Data Processing center.

All our "Cube Manager" processing software is run on PC clusters running Linux. Visualization, QC and set-up work is performed on powerful workstations distributed around the Data Centers and in remote offices. We use our internally developed holoSeis™ system for data reviews and QC.

PGS processing centers are connected by a global managed wide area network enabling our geophysicists to create and monitor jobs in any location and visualise their data and collaborate if required.

State of the art hierarchical storage management systems (HSM) have been installed in Kuala Lumpur, Houston and London to help improve the users' data management workflow so that we can get the best out of man and machine.

PGS has the following three main proprietary software solutions fully capable to lead all aspects of data processing:

- **Cube Manager™ processing system:**

Cube Manager seismic processing software developed by PGS to handle the increasingly massive amounts of data acquired in 3-D and 4-D seismic surveys. Running on latest Linux cluster technology, Cube Manager uses advanced parallel processing techniques to analyze a wide range of seismic datasets – land and marine, 2-D, 3-D and 4-D, streamer and ocean-bottom cable, P-wave and S-wave. Building on over 15 years of experience, Cube Manager delivers quality seismic products and services to data processing centers and vessels worldwide.

- **holoSeis™ visualization system:**

holoSeis™ is a Virtual Reality (VR) system developed to enhance the quality and value of the seismic data and products that PGS delivers to our clients. It provides a working tool for everyone in PGS, from pre-survey planning to acquisition to processing to multi-client data visualization to production, and represents the leading technology in stereographic volume visualization.
holoSeis™ runs with outstanding efficiency on platforms using the Linux operating system. As a result, desktop installations of holoSeis™ are available for all PGS users. The visualization capabilities offer near real-time control and QC of nearly all PGS operations, reducing costs and risks, improving project turnaround, and enabling the expert input of personnel from different disciplines - as the projects progress.

Capabilities

- Acquisition QC of infill management and time-lapse 4D reservoir monitoring projects
- Data QC at all stages in the processing flow
- Parameter testing, QC and analyses, including math tools
- Velocity model building (time and depth)
- Interactive map migration and demigration of horizons between time and depth
- Modeling and analyses of illumination results produced with the proprietary Nucleus™ modeling package
- Volume rendering with transparency - especially large volume MegaSurvey data
- Time-Depth horizon picking using a number of methods and tools

- **PGS hyperBeam™ - beam migration based velocity model building system:**

This integrated, real-time velocity model building solution reduces the cycle time of depth imaging from months to days.

- Faster and Better Velocity Models
- More Prospects with the Same Resources
- Reduced Drilling Risk

Seamless Model Building:

PGS hyperBeam™ is an integrated pre-stack depth migration, tomography, model building and interpretation system. It combines visualization directly with the compute nodes, to deliver a seamless model building capability.

By bringing processing and interpretation together, the near real time interactive system reduces the cycle time for velocity model building from months to minutes.

The PGS hyperBeam™ system consists of **three major components:**

1. PGS holoSeis® visualization and model building system
2. AGS Beam Interactive PSDM and tomography software
3. hyperConnect scripting language

A wide range of editing, interpretation and model building options enable any type of model to be built, from layered models for typical North Sea data, to fully gridded variants containing complex sedimentary, igneous or halokinetic geobodies.

hyperConnect:

Direct integration of hyperConnect modules into the holoSeis™ system, allows users to parameterize, launch and check reflection tomography runs directly from the main interface.

The tomography is designed to allow for interactive testing of parameters, such as preconditioning, layer constraints and masking. It also allows for full 3D editing and volumetric QC of model updates and picks on very large datasets with high efficiency.

- **Beam PSDM and Tomography**

The Beam PSDM and tomography tools run on a scalable 'off the shelf' hardware platform optimized for depth migration and tomography. At the heart of the solution is the industry-leading AGS Beam migration code which can provide full pre-stack TTI depth migrations on 300 km2 in around 5 minutes in the standard PGS hyperBeam rack configuration. Three different tomography solutions are available:

- Standard reflection tomography
- Dipscan tomography
- PGS wide-azimuth tomography solution, wTomo.

All of these software modules have been parallelized allowing for very fast migrations of MAZ and even WAZ datasets simply by adding hyperBeam racks.

Speed and Usability

The speed and usability of the PGS hyperBeam™ system offers the flexibility to perform a greater number of tests during the model building sessions.

Coupled with the holoSeis™ well log functionality, attribute overlay, horizon interpretation and manipulation capabilities, decisions can be made faster and more reliably. Optimized workflows have been incorporated into hyperBeam for evaluating:

- Velocity floods
- Depth demultiple
- Horizon interpretation sensitivity
- Delta models
- Eta scans
- Tomography parameterization

Further improvements such as **VTI and TTI anisotropy** and **ray-path discrimination** for improved tomographic inversion in the presence of salt have also been included in the PGS hyperBeam™ release. These new tools, together with the speed, accuracy and reliability of our Beam migration, make for an unparalleled depth imaging system.

3. PGS Proposed 3D Time Processing Sequence

1.1. Demultiplex / Reformat from field tapes to internal format.
1.2. Navigation merge and display near traces from each of the streamers for navigation confirmation. Generation of a near trace cube to investigate cross-line data consistency and water column statics issues.
1.3. **Output to SEGY tape** – Nav seis merged volume
1.4. De-signature to zero phase and incorporate S-R azimuth correction
1.5. Correction for spherical divergence
1.6. Editing of bad Records or portions of Records, editing of traces and polarity reversal as required.
1.7. Amplitude regularization, shot, channel, cable scalars
1.8. Intelligent detection and attenuation of noise on individual traces (or parts thereof).
1.9. Produce typical QC maps as follows:
 1.9.1. map showing location of all shots and streamers
 1.9.2. color coded fold plots
 1.9.3. total coverage
 1.9.4. at least 4 specified offset ranges
 1.9.5. map of all live CDP bins
1.10. Resample to 4ms.
1.11. Low cut filter.
1.12. Receiver motion correction
1.13. Phase Only Q compensation, single value.
1.14. Tidal Statics application if required.
1.15. Tau P linear noise attenuation in shot domain
1.16. Tau P linear noise attenuation in receiver domain with shot Interpolation as necessary
1.17. Deep Water Statics application if required.
1.18. True Azimuth 3D SRME with modeled multiple adaptive subtraction.
1.19. Trace bination with spatial anti-alias filter.
1.20. Deconvolution, single or multiple trace operator in Tau-p domain
1.21. Preliminary velocity analysis on a 1 kilometer grid over survey, offline pre-processing to include Hi-Res Radon as required). Velocities to be picked horizon consistently wherever possible and color coded time and velocity maps produced for each horizon.
1.22. Preliminary NMO correction with mute.
1.23. Display of brute stack of all final velocity lines
1.24. 2:1 interpolation of additional shot Records (thereby doubling the CDP fold)
1.25. 1st pass Demultiple – Radon demultiple high resolution algorithm.(drop interpolated shots after radon)
1.26. Multiple diffraction reduction (MDR)
1.27. Bin Regularization and interpolation where necessary to 12.5m x 25m bins using minimum azimuth selection criteria.
1.28. Interpolation of data to fill holes in each offset volume to include re-gridding to bin centre.
1.29. Residual noise attenuation in offset domain if necessary
1.30. **Output to SEGY tape** – Pre-imaged Gathers

<u>3D Pre-stack Time Migration</u>

1.1. First Iteration target line migration for velocity analysis 500m x 500m grid (optimized 6th order)
1.2. Crossline interpolation to 12.5m x 12.5m grid
1.3. Full Kirchhoff Pre-Stack Time migration with ray bending
1.4. 2nd Iteration velocity analysis 500m x 500m grid (optimized 6th order)
1.5. RMO: Final high density residual move out correction on 50m grid, offline preprocessing to include Hi Res Radon as required.

1.6. 2nd pass Demultiple – High resolution Radon demultiple algorithm.
1.7. **Output to SEGY tape** – Final NMO PreSTM gathers (conditioning applied to allow easy identification of RNMO and AVO effects).
1.8. Pre-stack mute (inner and outer trace muting, as appropriate)
1.9. Full offset 3D PreSTM stack plus near, mid and far AVO stacks – 4 stacks.
1.10. Final stack QC display of every inline and cross line through the velocity analysis locations and time slices every 100ms over the zone of interest.
1.11. **Output to SEGY tape** – Raw PSTM Stacks, full fold, near, mid and far AVO - 4 stacks.
1.12. Post Stack Deconvolution, single or multiple operator
1.13. Noise Reduction as necessary (F-X Deconvolution).
1.14. Gun / Cable depth Correction.
1.15. Application of residual wavelet filter to zero phase applied to angle stacks and full fold stacks.
1.16. Spectral broadening (if required).
1.17. Time variant filtering and scaling as necessary.
1.18. **Output to SEGY tape** – Final PSTM Stacks full fold, near, mid and far AVO - 4 stacks.

4. PGS Proposed 3D Depth Processing Sequence

4.1. Data Load & Prep
4.2. Dipscanning (NRML & WIDE) Fast Track time processed Gathers–
4.3. Data Evaluation and velocity model build
  4.3.1. 25 m x 25 m x 5 m depth
  4.3.2. Minimum 15 km aperture
  4.3.3. Depth 10 km
4.4. Sediment Tomography - up to four iterations with Beam migration
4.5. Full Model preliminary Beam
4.6. Dipscanning no. 2 – Input the final time pre-processed gathers
4.7. Final Beam PSDM
  4.7.1. 12.5 m x 25 m x 5 m depth step
  4.7.2. Minimum 15 km aperture
  4.7.3. Depth (10 to 12 km data dependant)
4.8. Final Kirchhoff PSDM (same as for the PSTM – to be validated just as for the Time processing)

As a follow up to the additional Pre Stack Depth migration options you requested, we are pleased to offer the following for your consideration:

1. Wave Equation Pre Stack Depth Migration, per iteration and using the same parameters as for the Kirchhoff (12.5m x 25 m in and 25 m x 25 m out, 6 km depth, 3 km aperture, 25 Hz max frequency)
2. Reverse Time Migration, per iteration and with the same parameters as for the WEM

Note: hyperBeam® will be used throughout as needed for the velocity model building phase of the PSDM.

5. Deliverables

All data in SEG-Y on LTO-3 or 4, IBM 3592 or USB Disk.

5.1 Final Kirchhoff PSTM raw and post processed volumes
5.2 Final Kirchhoff PSTM Gathers and angle stacks (Conditioned so that RNMO and AVO are apparent)
5.3 Final Velocity fields in SEG-Y
5.4 Final Beam Migration volume (NRML-raw)
5.5 Final Beam Migration volume (NRML-ntm-post proc)
5.6 Final Beam Migration volume (WIDE-raw)
5.7 Final Beam Migration volume (WIDE-ntm-post proc)
5.8 Gatherplot* stack for items 4-7 above
5.9 Final Kirchhoff PSDM volume
5.10 Final Kirchhoff PSDM gathers and angle stacks (Conditioned so that RNMO and AVO are apparent)
5.11 Sediment Velocity Model
5.12 Final report

6. Final Report

A comprehensive processing report will be written during the course of the project, containing no less than; a detailed description of the processing sequence, the testing sequence and displays, a sample of relevant QC displays, description of problems encountered, solutions applied, listing of acquisition details, tape dispositions, grid definition details, filter operators, gun signature, acquisition numbering to final numbering correspondence. Special detail will be used to discuss all procedures used to minimize "canyon effects". The final report will be delivered no later than 6 weeks after delivery of final data as agreed and confirmed by PGS.

7. Compensation

For the processing through Pre Stack Time and Pre stack Depth migration as set out in this Attachment and with the deliverables as described above, the cost will be, EXCLUSIVE OF ALL TAXES AND DUTIES that could be levied by the authorities of the Republic of Guinea.

Processing 1500 Sq. Km + 2000 Sq. Km	**Turnkey Cost**
PSTM and PSDM processing	$ 700 per input square km
OPTIONAL WEM (per iteration)	$ 100 per input square km
OPTIONAL RTM (per iteration)	$150 per input square km.

Note: Additional copies of output data will be charged at $ 10 per GB + $100 per media tape (IBM 3592, LTO). USB Disks would be at $1000 per 1 TB Disk.

531085

8. INVOICING

We propose that invoicing proceed as follows on a per project basis:

10% upon initiation of project – receipt of first data shipment
20% upon completion of fast track pre-processing
30% upon completion of 3D Velocity Model Building for Depth
20% upon completion of Pre stack Depth Migration
10% upon completion of Pre Stack Time Migration
10% upon completion of final deliverables and report

Invoices will be generated monthly on a pro-rated basis of completion for each phase.

All invoices are due net 30 days. A 1% per month finance charge will be assessed on all invoices unpaid after 90 days.